Results of Meeting of Shareholders

AXP EQUITY SELECT FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                        Shares Voted "For"  Shares Withholding Authority to Vote
Arne H. Carlson           93,052,759.166                4,713,282.740
Philip J. Carroll, Jr.    93,442,090.005                4,323,951.901
Livio D. DeSimone         93,230,248.001                4,535,793.905
Barbara H. Fraser         93,469,483.689                4,296,558.217
Ira D. Hall               93,359,457.905                4,406,584.001
Heinz F. Hutter           93,179,764.862                4,586,277.044
Anne P. Jones             93,345,016.019                4,421,025.887
Stephen R. Lewis, Jr.     93,548,826.747                4,217,215.159
Alan G. Quasha            93,421,974.213                4,344,067.693
Stephen W. Roszell        93,505,364.033                4,260,677.873
Alan K. Simpson           92,919,046.450                4,846,995.456
Alison Taunton-Rigby      93,399,653.168                4,366,388.738
William F. Truscott       93,521,206.106                4,244,835.800
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Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  79,452,541.477          10,535,307.333       3,326,218.096     4,451,975.000

2(b). To change the name of the corporation.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  85,426,203.051           8,686,915.183       3,652,923.672         0.000

Proposal 3

To approve a policy authorizing American Express Financial Corporation, subject to Board approval, to retain and replace subadvisers, or to modify subadvisory agreements, without shareholder approval.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  80,708,639.338           9,478,336.128       3,127,091.440     4,451,975.000

Proposal 4

To approve changes to the Investment Management Services Agreement:

4(b). To modify the performance incentive adjustment calculation.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  79,798,435.469           9,249,759.882       4,265,871.555     4,451,975.000

* Denotes Registrant-wide proposals and voting results.